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Transcript: InnerViews by ExxonMobil

A Conversation with Joe Blommaert and Guy Powell

May 2021

Joe Blommaert (JB)

President, ExxonMobil Low Carbon Solutions

The ability to create clarity, and particularly in an environment and in a business that is quickly evolving, is very key.

Guy Powell (GAP)

Vice President for Planning and Business Development

Pat McCarthy (PEM)

Exxon Mobil Corporation

PEM: Hi and welcome to another episode of InnerViews brought to you by Public and Government Affairs. I’m Pat McCarthy and today I’m pleased to be joined by Joe Blommaert, president of our new Low Carbon Solutions business, along with Guy Powell, vice president for planning and business development. Joe, Guy. Thanks for joining me.

GP: Thanks, Pat.

JB: Nice joining you.

PEM: Joe, I’d like to kick off the conversation, I wanted to ask you about the launch of this new business. Tell me how this business came about, why we launched it and why now?

JB: The corporation has been studying greenhouse gas emission reduction, actually, for quite some time, and stood up an organization three years ago, that was really focused on deploying CCS. So building up a portfolio of ideas around carbon capture and sequestration. Now with the growing government focus, with market demand for a low carbon intensity increasing, and then obviously also investor interest, we decided the time was appropriate to really further increase the emphasis through the creation of the Low Carbon Solution business, which focuses on commercialization of greenhouse gas emission reduction technologies, with a lot of emphasis, obviously, on carbon capture and sequestration. So but very excited to be part of Low Carbon Solutions and to make a significant difference in this space.

GP: As Joe said, for about three years, we’ve had this CCS venture working under the umbrella of corporate planning. And it’s just the time seemed right to launch a much, much bigger effort in the CCS space, but as well as some other low technology platforms that we’re working on. So as I think most folks have seen with the announcement, it will include CCS, it will include hydrogen, it will include the use and management of carbon offsets, it will include biofuels, it will include natural solutions, so just a much larger and broader scope than the original CCS venture envisioned.

PEM: What is it about ExxonMobil that gives us this competitive advantage in CCS?

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GP: I would say from a CCS perspective, we are uniquely positioned in that we currently operate in all pieces of the CCS value chain, whether it be capture or transport or storage. And we’ve been at this for you know, 30 plus years. We’re the largest capturer of CO2. We have a working interest in about a fifth of the world’s capacity. We’ve captured about 40% of all the anthropogenic CO2 that’s ever been captured. So you look at our experience, and then you look at our ability to manage these large and complex projects that CCS requires. We’re just very, very uniquely positioned.

PEM: Joe, tell me, this business has been started up for what, a couple months now? What is your vision for what this business can become?

JB: As we progress in our thinking is that continues to evolve. And it’s part of what I envisioned for my organization, this agility to adjust as we’re literally starting with a blank sheet. In terms of the business aspect, obviously, we think about what is the value of carbon, and there’s actually a value of carbon that you and I currently pay. As we remove carbon, there is a cost associated with that. That means there is a market potential. And particularly when you think about what it takes to remove carbon, there are several opportunities to do that. Several technologies. And we believe that actually through, for instance, a technology like carbon capture and sequestration, we have actually one of the lowest cost to society opportunities, and therefore with a value of carbon, we may see a business opportunity. So it starts with the cost, starts understanding what those cost abatement options are. Understanding then that these are the lowest cost opportunities, and that there will be a value of carbon. And that should be then the business opportunity.

PEM: Darren had a recent employee forum, and he mentioned that the Low Carbon Solution business was looking at 20 some-odd projects around the world. We’re going to get to Houston in a minute. But can you tell us a little bit about some of the other projects that are being worked outside of the Houston area?

GP: Yeah, sure. Projects are spread all over the world. For instance, we’re looking at a major expansion of our carbon capture facility in La Barge, Wyoming. We’re working some concepts in Singapore to be able to capture carbon off of our facilities there and store it in nearby countries. We’re working in several other countries in Asia that are interested in us providing them a low carbon solution, particularly as associated with the sale of natural gas. We have several things working in Europe, one in Rotterdam, one in Antwerp, one in the U.K. So we have a wide variety of opportunities that we are pursuing all over the world. Those are generally associated with our own operating site. And then we have another set of opportunities like the Houston Ship Channel, where what we’re bringing is more of an industry solution, whereas the concept is we would collect and store the CO2 on behalf of others.

PEM: I want to talk about Houston. We recently announced this major concept for a significant project that we think we could capture 100 million metric tons by 2040. Tell me more about this Houston concept, what it is and why it’s so game-changing.

GP: Why is it so game-changing? It’s exactly what you said. We’re pitching a concept that is four times larger than the what the world is doing right now. To my knowledge, a concept like this has never been pitched or perceived before. So it really, really is a game-changing approach relative to what others have contemplated in the past. We’re targeting the 50 largest emitters in the Houston Ship Channel and surrounding industrial cluster area. The idea is we would collect up all that CO2 and then we would take that CO2 transport it offshore and store it in state and federal waters.

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JB: In terms of why this is so differentiating. What it also does is it brings together several industries. It could be power generation, it could be fuels, it could be chemicals. Again, it is leveraging that infrastructure across the breadth of industries. So it’s very exciting to see all of the adjacencies. And where this could fit with the city of Houston’s objective to become net zero by 2050.

GP: I think another thing that is extraordinarily unique is the scale of the collaboration that’s going to be needed in order for something like this to happen. So make no mistake, this is not an ExxonMobil go-it-alone thing. We’re going to need the collective help of multiple different industry partners. We’re going to need the help of a whole government approach, and that includes local, state and federal governments. We’re going to need help from the thought leaders such as academics, think tanks, et cetera, particularly as it comes to developing the right policy structures to make something like this happen. So this is going to be a massive undertaking from the perspective of all the people that will be need to be involved to make something like this happen.

PEM: Joe, why Houston? I’m sure there are other places in the world that have these similar types of industrial hubs and access to geologic storage. Why Houston to start?

JB: Houston obviously is the energy capital of the world. But more importantly, when we look at the number of high-emitting sources, the concentration of those sources and then the proximity to the U.S Gulf Coast, that combination led us to the Houston location. When we talked about the ideas, and the team has done wonderfully as well in identifying opportunities. And I remember we had the discussion Guy about how big is big. And we said as well as we really need to challenge ourselves and we need to really be much bigger than what we had before because we started with a smaller kind of concept. And I was really pleased how the team challenged themselves and came back with this concept, really pleased.

PEM: 100 million a year is big.

JB: And I’m not sure is whether people realize what 100 million tons of greenhouse gas entails. Just imagine, you know, 20 million cars and the state of Texas must be close to 20 million cars, so no cars in the state of Texas, that that would be an equivalent of the emissions. Or think about the state of California being completely covered by forest. That would be the scale of 100 million tons of greenhouse gas.

PEM: That certainly puts it in perspective. And I know we’ve said often, not only Darren and the Management Committee, but lots of other folks within the company and in company leadership have talked about, ‘We’re going to need an all the above approach.’ So because we’re proposing this massive CCS concept that does not mean we are against wind and solar and electric vehicles, and so on and so forth, correct?

JB: Yeah, Pat, this is not a question of or, this is a matter of and. We need all of the solutions considering, you know, the challenge that the Paris Agreement brings with it, the temperature objective, and also is the timeline that the world is on. And some of these sectors, these hard to decarbonize sectors, there is actually not a readily available technology at scale that can be deployed. So that’s why CCS and hydrogen for some of these sectors are actually the go-to technologies.

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GP: And I’ll reiterate the all-of-the-above solution set that’s needed. And in large part when you think about what can be used, whether it be solar, whether it be wind, whether it be CCS, you have to look at the resource that you have available to you. For instance, in the southwest part of the United States has a fantastic solar resource. In the middle part of the country has a fantastic wind source resource. It just so happens in the Gulf Coast, we’ve got a fantastic, a phenomenal storage resource. And so as we think about what Joe just talked about, with the nature of the emissions we’re trying to deal with sitting right on top of this enormous storage resource, it just makes a lot of sense to us that this would be the solution for Houston.

PEM: So Guy, how big is enormous? How big is the storage offshore that we’re talking about here?

GP: As I said, Pat, it’s huge. To put it in perspective, offshore U.S. Gulf Coast has about 500 billion metric tons of storage. To put that in perspective, the U.S. total emissions is about 5 billion a year. So it’s 100 plus years of storage if you included all of the U.S. emissions, so it’s enormous.

PEM: So what is it about ExxonMobil that puts us in the position to be able to lead something this big?

GP: I think in general, it’s our ability to be able to convene all the parties necessary to do something like this. It’s our ability to be able to execute a very, very large, very complex project, such as we’re talking about. And I think it’s also our ability to be able to position with policymakers, what does need to happen for something like this to be pulled off.

PEM: What are we talking about here when you say we need policy? Are we talking about financial incentives? Are we talking about regulatory changes? Both?

GP: It’s both. So if I start with the, if you will, the regulatory and legal structures that are needed. Some policy is in place to enable CCS in the U.S., some is not in place. And particularly in offshore, for instance, the way the statutes are written right now, only CO2 derived from coal-fired power generation can actually be stored offshore. So that’s something from a statutory regulatory standpoint we need to change in order for us to be able to do what we’re talking about. From a financial incentive perspective, what we have today in the U.S. is the 45Q tax credit, which provides about $50 a ton for 12 years in order to incentivize CCS. As we look at what is going to be needed in order to incentivize something like this, it’s going to have to be a higher number for a higher duration of years in order to attract all the investment that’s going to be needed for the Houston Ship Channel. I think we mentioned earlier, our estimated cost investment cost for this concept is about $100 billion spread out over call it 10-15 years. We’re looking for the right policy structures to incentivize investment.

PEM: So with this concept, it seems to me it’s a huge idea. But it’s going to require a lot of things or a lot of caveats. what’s the biggest challenge that we have to make to get this concept off the ground?

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GP: I think getting policymakers to line up around a particular solution that allows this to happen is going to be a heavy lift. We think it’s doable. We think that it’s the political will. We think that the concept like this is going to have attraction to both sides of the aisle, but working through those details to make something like this a policy reality we recognize the complexity and we recognize, you know, this, this is not going to be a simple thing to do. But we do think that the will is there.

PEM: And Joe, we’ve talked to policymakers about this concept, and they were supportive?

JB: At several level, actually, of governments, we’ve had discussions, city of Houston and actually Mayor Turner is released a statement, a supporting statement, the state of Texas, as well as policymakers in DC, up to very senior level, actually, in the Biden administration, are very supportive.

PEM: Well, you couple this project, which we all agree is massive, along with the 20-30 other opportunities Guy that you talked about, I can imagine, you need to build out a team. So tell me about your vision for what your organization is going to look like.

JB: I want tight organization- it needs to be quick, it needs to be agile, leadership will be very engaged, particularly is already in an early stage. The ability to create clarity, and particularly in an environment and in a business that is quickly evolving, is very key. That’s why it is also important we have strategy, which is Eric Oswald, very pleased that Eric has joined with upstream experience. So as we’re looking at different experiences, also to create sort of an inclusive kind of background and that we can build on each other’s strengths. And then is also is we look obviously at building. This is not about planning and so on- there’s of course a lot of planning, but this is about deploying. And then there’s also the finance marketing and commercial organization, that’s another branch that will have. And particularly around financing and again, there’s you know, as I want us to be really externally oriented from from the outside, in, and particularly with finance, marketing, really understanding the market is critical, and how we then can leverage all of the capabilities that we have. So we will be looking at possibly hiring people externally for finance, for instance, such that we can bring in alternative financing opportunities.

PEM: What kind of employee reaction are you getting? I’m sure there’s a lot of excitement. Are they reaching out to you, both of you?

GP: I don’t know if I can count the number of emails and or communications I’ve had. Both, quite frankly, internally and externally, the reaction has just been overwhelmingly positive.

JB: Yeah, and ditto, for me, Pat. it was really, it was actually very heartwarming, and of all of our people, a lot of enthusiasm.

PEM: We’ve talked a lot about CCS today. But Guy, as you said early on, there are other things that are gonna be part of the portfolio of low carbon solution, whether it’s hydrogen or biofuels and so on. Can you talk about some of the other things that are that are on your plate things that you’re looking at beyond CCS?

GP: Hydrogen is is one of our key focus areas. And I see hydrogen and CCS as very related, because the most cost effective way that we see to produce clean hydrogen or low carbon hydrogen will be using methane with steam with methane reforming, which also need CCS. So hydrogen is somewhat of a derivative of CCS, but what we’re seeing out in

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various jurisdictions across the world is a lot a lot of interest in hydrogen. And I would say particularly in northwest Europe and in Asia. That’s the case. So that that in the near term is going to be one of our one of our key focus areas. And the other the other we were looking at really closely is how we engage in the marketplace in the in the biofuels arena, and we’re going to be doing a lot more work in that area as we go forward.

PEM: OK, so we’re coming to the end, what we typically like to do at the end is we want to just put a little personal touch on and just find out kind of things you’d like to do outside of work your family, things like that. So Joe, wonder if you could tell me just a little bit of what kind of things you’d like to do with you and your wife when you’re not working on low carbon solutions.

JB: So there’s actually a lot of things that I like to do, Pat. But one is that I really enjoy doing in the weekends is actually cooking for Margie. I love to cook and you know, I do Indonesian, Portuguese- I lived in Portugal for some time as a student. Of course, Dutch home cooking, amongst others, because that’s sort of chemistry as chemistry in practice.

PEM: Guy how about you?

GP: I guess I started say one of the one of the reasons that this issue around climate change is so incredibly important to me is because I have young kids and I kind of think about my kids and the future of my kids. And I spent a lot of time with my family and particularly with my kids, we tend to that we don’t do as much cooking, we spend a lot of time outdoors. So you know, huge outdoorsman love to fish, you know, and that that’s just, you know, in that think about the outdoor and the aspects of a clean environment that’s just extremely important to me.

PEM: Guy, Joe, really appreciate you joining us taking the time. I know you’re extremely busy with not only the Houston concept, but all the other things going on in your portfolio. So I really appreciate you taking the time and we’ll do this again soon.

GP, JB:

Thanks, thank you.

PEM: Thanks for listening to this episode of InnerViews by ExxonMobil. If you have feedback on this or any other episode, or if you have a suggestion for a future topic or guest, please email us at innerviews@exxonmobil.com. Until next time, this is Pat McCarthy. Thanks for listening

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